EXHIBIT 10.1
InterDigital, Inc.
Amended and Restated Executive Severance and Change in Control Policy
This Amended and Restated Executive Severance and Change in Control Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of InterDigital, Inc. (“InterDigital” or the “Company”) or any of its subsidiaries in connection with a change in control of InterDigital or if in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.
Effective Date: The effective date of this Amended and Restated Executive Severance and Change in Control Policy is October 5, 2025.
Term: This Amended and Restated Executive Severance and Change in Control Policy will have an initial term of one year commencing on the Effective Date (the “Initial Term”)On the first anniversary of the Effective Date and each anniversary thereafter, this Policy will renew automatically for additional one year terms (each an “Additional Term” and the then-current Initial Term or an Additional Term, as applicable, the “Term”), unless the Company provides each Eligible Employee written notice of non-renewal at least 30 days prior to the date of automatic renewal (such period of time, the “Renewal Deadline”). Notwithstanding the foregoing provisions, if (a) a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Policy will extend automatically through the date that is 12 months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for Good Reason (as defined below) has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as defined below) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, then the term of this Policy with respect to an Eligible Employee with Initial Grounds will extend automatically through the date that is 30 days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds. If an Eligible Employee becomes entitled to benefits under this Policy during the term of this Policy, the Policy will not terminate until all of the obligations of the parties hereto with respect to this Policy have been satisfied. For clarity, an election by the Company not to renew this Policy for an Additional Term will not be deemed to be a termination of an Eligible Employee’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Eligible Employee will not be eligible for severance benefits set forth herein.
Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)). To be an “Eligible Employee,” an employee must (a) have been designated by the Human Capital Committee of the Board (the “Human Capital Committee”) as eligible to participate in the Policy, (b) have executed on or before the date specified in writing by the Company, both (i) a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”) and (ii) InterDigital’s Executive Mutual Agreement for Individual Arbitration in the form attached hereto as Exhibit B. For purposes of clarity, Eligible Employees prior to the Effective Date of this Amended and Restated Executive Severance and Change in Control Policy are no longer Eligible Employees unless they meet all of the requirements set forth above.
Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with the Company or any of its subsidiaries terminates as a result of a Qualified Termination. The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, COBRA Payment, and Outplacement Services that an Eligible Employee may receive on his or her Qualified Termination will depend on whether his or her Qualified Termination is a COC Qualified Termination or a Non-COC Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.
Executive Mutual Arbitration Agreement – Rev 9/4/2025

Equity Vesting: An Eligible Employee’s acceleration of vesting of Company equity awards upon a Qualified Termination or otherwise will continue to be governed by the Eligible Employee’s equity award agreements (each such agreement, an “Equity Award Agreement”) under the applicable Company equity incentive plan (each, a “Plan”).
Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary (“Salary Severance”). The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
Bonus Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to any annual bonus set forth in his or her Participation Agreement in the applicable percentage set forth in his or her Participation Agreement (“Bonus Severance”). The Eligible Employee’s Bonus Severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
COBRA Payment: Upon a Qualified Termination, the Company will either (i) pay, on behalf of Eligible Employee, the cost of COBRA continuation coverage for the Eligible Employee and any eligible dependents there were covered under the Company’s health care plans immediately prior to the date of his or her Qualified Termination for the applicable period set forth in the Eligible Employees’ Participation Agreement or (ii) pay the Eligible Employee a lump-sum cash payment equal to 1.5 times of the cost of COBRA continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her eligible Qualified Termination through the end of the applicable period set forth in the Eligible Employee’s Participation Agreement.
Outplacement Services: On a Qualified Termination, an Eligible Employee will be eligible to receive reasonable outplacement services in accordance with any applicable Company policy in effect as of the Qualified Termination (or if no such policy is in effect, as determined by the Company, in its sole discretion, provided that such outplacement services are provided by qualified consultants selected by the Company, at the Company’s expense, in an amount not to exceed $10,000) (“Outplacement Services”).
Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.
Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).

Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to (i) the Eligible Employee’s continued compliance with the terms of his or her Nondisclosure and Assignment of Ideas Agreement (the “Covenants Agreement”), and (ii) the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard restrictive covenants, terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or commence to pay the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled. Any installment payments that would have been made to an Eligible Employee during the 60 day period immediately following an Eligible Employee’s separation from service but for the preceding sentence will be paid to an Eligible Employee on the first Company payroll following the Release Deadline and the remaining payments will be made as provided in this Policy.
Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

Parachute Payments:
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.
Administration: The Policy will be administered by the Human Capital Committee or its delegate (in each case, a “Plan Administrator”). The Plan Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Plan Administrator with respect to the Policy and any interpretation by the Plan Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.
Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change in control or severance payments or benefits (other than any acceleration of equity which shall continue to be governed by the Equity Award Agreements) to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or the Company’s Severance Pay Plan, except as set forth in this Policy, the Eligible Employee’s Participation Agreement and the Equity Award Agreements.

Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company or the subsidiary employing the Eligible Employee, as applicable, is authorized to withhold from any payments or benefits all federal, state, local and/or non-U.S. taxes required to be withheld therefrom and any other required payroll deductions. The Company or the subsidiary employing the Eligible Employee, as applicable, will not pay, reimburse Eligible Employee for, or be liable or responsible for any of Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy; instead, any such taxes will be solely the responsibility of Eligible Employee.
Amendment or Termination: The Human Capital Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or termination would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination), except that the Human Capital Committee may unilaterally and without consent of any Eligible Employee make any such amendments that are necessary or appropriate to comply with applicable laws. For clarity, an action by the Plan Administrator not to renew the Policy in accordance with the Term provision above will not be an action that requires an Eligible Employee’s consent. Further, an action to amend the Policy in a given Term that is effective as of the commencement of an Additional Term will not be an action that requires an Eligible Employee’s consent. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.
Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Plan Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Plan Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.
Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Delaware (but not its conflict of laws provisions).

Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if such Qualified Termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if such Qualified Termination is a COC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.
“Board” means the Board of Directors of the Company.
“Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Eligible Employee with respect to the Eligible Employee’s obligations or otherwise relating to the business of the Company; (ii) the Eligible Employee’s material breach of this Agreement or the Covenants Agreement; (iii) the Eligible Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (iv) the Eligible Employee’s willful neglect of duties as determined in the sole and exclusive discretion of the Company (or in the case of the Company’s Chief Executive Officer, in the sole and exclusive discretion of the Board).
“Change in Control” has the same defined meaning as set forth in the Company’s 2017 Equity Incentive Plan, as amended from time to time.
“Change in Control Period” will mean the period beginning upon a Change in Control and ending 12 months following a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
“Good Reason” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (i) a material diminution in the Eligible Employee’s base salary or in the Eligible Employee’s target bonus opportunity under the incentive plan as in effect for the year in which the termination occurs; (ii) a material diminution in the Eligible Employee’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of Eligible Employee’s compensation; (iv) relocation of the Eligible Employee’s primary office more than 50 miles from the Eligible Employee’s current office; or (v) any other action or inaction that constitutes a material breach by the Company of the Policy or the Covenants Agreement. For purposes of this Policy, Good Reason shall only exist if the Eligible Employee provides a notice of termination for Good Reason to the Company within ninety (90) days after the initial existence of such grounds and the Company has had sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Eligible Employee does not terminate his or her employment for Good Reason within sixty (60) days following the end of such sixty (60) day period within which the Company was entitled to remedy the course of conduct constituting Good Reason but failed to do so, then the Eligible Employee shall be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
“Qualified Termination” means a termination of the Eligible Employee’s employment (i) either (A) by the Company other than for Cause, death, or Disability or (B) by the Eligible Employee for Good Reason, in either case, during the Change in Control Period (a “COC Qualified Termination”) or (ii) outside of the Change in Control Period by the Company other than for Cause, death, or Disability (a “Non-COC Qualified Termination”).

Additional Information:

Plan Name:	InterDigital, Inc. Executive Severance and Change in
Control Policy

Plan Sponsor:	InterDigital, Inc.
200 Bellevue Parkway, Suite 300,
Wilmington, DE 19809-3727

Identification Numbers:	505

Plan Year:	Company’s Fiscal Year

Plan Administrator:	InterDigital, Inc.
Attention: Plan Administrator of the InterDigital, Inc.
Executive Severance and Change in Control Policy
200 Bellevue Parkway, Suite 300,
Wilmington, DE 19809-3727

Agent for Service of	InterDigital, Inc.
Legal Process:	Attention: General Counsel
200 Bellevue Parkway, Suite 300,
Wilmington, DE 19809-3727
Service of process may also be made upon the Plan
Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:
Eligible Employees have certain rights and protections under ERISA:
They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.
They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)
Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay the Eligible Employee up to $147 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.
If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Rev. September 4, 2025

TIER 1
EXHIBIT A
InterDigital, Inc. Severance and Change in Control Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on and InterDigital, Inc. (the “Company”).
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Definitions:
“Qualified Termination” means either a Non-COC Qualified Termination or COC Qualified Termination, as defined below.
“Non-COC Qualified Termination” means termination of employment by the Company other than for Cause, death or Disability or by the Eligible Employee for Good Reason.
“COC Qualified Termination” means termination of employment by the Company other than for Cause, death or Disability or by the Eligible Employee for Good Reason during the Change of Control Period.
“Change of Control Period” means the period beginning upon a Change in Control and ending 24 months following a Change in Control.
“Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Eligible Employee with respect to Eligible Employee’s obligations to the Company, in each case which results in material harm to the business or reputation of the Company; (ii) Executive’s willful and material breach of his Nondisclosure and Assignment of Ideas Agreement (“NDAIA”); or (iii) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or(iv) the Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors.
“Good Reason” means Eligible Employee’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without Eligible Employee’s express written consent: (i) a material diminution in Eligible Employee’s base salary or target bonus opportunity under the incentive plan as in effect for the year in which the termination occurs; (ii) a material diminution in Eligible Employee’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of Eligible Employee’s compensation; (iv) relocation of Eligible Employee’s primary office more than 50 miles from Eligible Employee’s then-current office; or (v) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Policy or NDAIA Good Reason shall only exist if Eligible Employee provides a notice of termination for Good Reason to the Company within ninety (90) days after the initial existence of such grounds and the Company has had thirty (60) days from the date on which such notice is provided to cure such circumstances. If the Eligible Employee does not terminate his employment for Good Reason within ninety (60) days following the end of such sixty (60) day period within which the Company was entitled to remedy the course of conduct constituting Good Reason but failed to do so, then Eligible Employee shall be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

Executive Mutual Arbitration Agreement – Rev 9/4/2025

Non-COC Qualified Termination
If your Qualified Termination is a Non-COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Equity Vesting: As provided in the applicable Plan and the Equity Award Agreements.
•Salary Severance: Your percentage of Base Salary will be 200%, payable in equal installments over 30 months in accordance with the Company’s regular payroll procedures.
•Bonus Severance: None.
•COBRA Payment: 18 months.
•Outplacement Services: Yes.
COC Qualified Termination
If your Qualified Termination is a COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Equity Vesting: As provided in the applicable Plan and the Equity Award Agreements.
•Salary Severance: Lump sum payment equal to 200% of base salary, payable in lump-sum.
•Bonus Severance: 200% of your target bonus under Company’s short-term incentive plan, payable in lump-sum.
•COBRA Payment: 24 months.
•Outplacement Services: No.
Other Provisions
You agree that the Policy and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties related to the subject matters in the Policy and Agreement, and will specifically supersede any severance and/or change in control provisions of any offer letter, plan, policy, or any employment agreement, equity award agreement or prior participation agreement entered into between you and the Company or any affiliate, except that equity vesting or acceleration rights provided for under your Equity Award Agreements shall continue to govern. For purposes of clarity, it is acknowledged and agreed that your Non-Disclosure and Assignment of Ideas Agreement and Executive Mutual Agreement for Individual Arbitration remain in full force and effect.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

INTERDIGITAL, INC.	ELIGIBLE EMPLOYEE

By: _____________________________________	Signature: ________________________________

Date: ___________________________________	Date: ____________________________________

[Signature Page of the Participation Agreement]

TIER 2
EXHIBIT A
InterDigital, Inc. Severance and Change in Control Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on, and InterDigital, Inc. (the “Company”).
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Non-COC Qualified Termination
If your Qualified Termination is a Non-COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Equity Vesting: As provided in the applicable Plan and the Equity Award Agreements.
•Salary Severance: Your percentage of Base Salary will be 150%, payable in equal installments over 18 months in accordance with the Company’s regular payroll procedures.
•Bonus Severance: None.
•COBRA Payment: 12 months.
•Outplacement Services: Yes.
COC Qualified Termination
If your Qualified Termination is a COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Equity Vesting: As provided in the applicable Plan and the Equity Award Agreements.
•Salary Severance: Your percentage of Base Salary will be 200%, payable in lump-sum.
•Bonus Severance: 100% of your target bonus under Company’s short-term incentive plan, payable in lump-sum.
•COBRA Payment: 24 months.
•Outplacement Services: No.
Other Provisions
You agree that the Policy and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties related to the subject matters in this Policy and Agreement, and will specifically supersede any severance and/or change in control provisions of any offer letter, plan, policy or any employment agreement, or equity award agreement entered into between you and the Company or any Affiliate, except that equity vesting or acceleration rights provided for under your Equity Award Agreements shall continue to govern. For purposes of clarity, it is acknowledged and agreed that your Non-Disclosure and Assignment of Ideas Agreement and Executive Mutual Agreement for Individual Arbitration remain in full force and effect.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

INTERDIGITAL, INC.	ELIGIBLE EMPLOYEE

By: _____________________________________	Signature: ________________________________

Date: ___________________________________	Date: ____________________________________
[Signature Page of the Participation Agreement]

EXHIBIT 10.2
Exhibit B
EXECUTIVE MUTUAL AGREEMENT FOR INDIVIDUAL ARBITRATION
The undersigned individual (“You” or “Your”) and InterDigital, Inc. and/or InterDigital Communications, Inc. and/or InterDigital Holdings, Inc. (all and singularly, the “Company (collectively referred to as the “Parties” and any and each of whom may be referred to as a “Party”) knowingly enter into this Mutual Agreement for Individual Arbitration (“Agreement”).
You and the Company recognize that disputes may arise before, during, or following Your employment with the Company. You and the Company wish to resolve those disputes in an efficient and economical manner. You and the Company agree and acknowledge that any and all disputes between You and the Company that may arise out of or be related in any way to your application for employment, employment, termination of employment and/or this Agreement will be submitted and resolved exclusively through binding individual arbitration, other than the Excluded Claims (defined below). You and the Company acknowledge and agree that You and the Company are each giving up the right to a trial before a judge or a jury or to participate in any class, collective, or representative action. You and the Company both understand that arbitration is an alternative method of resolving disputes outside of court and that the arbitrator’s decision is final and binding. You and the Company further understand and agree that this Agreement and the arbitration will be subject to the following terms:
1.Definitions Used in This Agreement
a.“Covered Claims” means any and all employment-related claims, disputes, actions, lawsuits or controversies (“Claims”), including but not limited to all claims, disputes, or controversies arising out of or relating to Your application or candidacy for employment, employment and/or cessation of employment with the Company (other than Excluded Claims as defined below). This includes Claims that the Company may have against You or that You may have against the Company, and any and all direct or indirect parent, subsidiary or affiliated companies, and any of their officers, directors, managers, employees, benefit administrators, successors, assigns, clients, or alleged joint employers relating in any way to your employment or cessation of employment (each an “Affiliate” and collectively the “Affiliates”). Covered Claims include claims arising before the execution of this Agreement that are brought after this Agreement is signed.
Examples of Covered Claims that must be arbitrated, by way of example only, include: claims under federal, state and/or local statutes regarding the payment of wages, overtime, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; any claims of discrimination based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information, or any other factor protected by federal, state or local statutes prohibiting employment discrimination, including any claims for retaliation and/or harassment under these or any other laws (but not the Excluded Claims); and any other claims arising out of or relating to Your application for employment, employment and/or cessation of employment under federal, state and/or local statutes, ordinances, constitutions and/or common law including, but not limited to, claims for retaliation and/or whistleblower claims, claims for wrongful discharge or discharge in violation of public policy, misrepresentation, breach of contract, invasion of privacy, or intentional/negligent torts including but not limited to infliction of emotional distress or defamation.
b.“Excluded Claims” means all and singularly, Governmental Insurance Claims, Regulatory Complaints, and Sexual Harassment and Assault Disputes, and Unfair Competition Claims (each as defined below).
Executive Mutual Arbitration Agreement – Rev 9/4/2025

i.“Governmental Insurance Claims” means claims for payment of state or local employment-related insurance (e.g., unemployment compensation, workers’ compensation, or worker disability compensation) filed with the applicable federal, state or local regulatory agencies or authorities. Statutory or common law claims alleging that the Company retaliated or discriminated against You for filing a federal state or local employment-related insurance claim or engaging in other protected conduct, however, are not Governmental Insurance Claims.
ii.“Regulatory Complaints” means administrative charges or complaints filed with the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission, Occupational Safety and Health Administration, or similar federal, state or local regulatory agencies or authorities, but not lawsuits filed in court based upon or related to administrative charges or complaints.
iii.“Sexual Harassment and Assault Disputes” means sexual harassment disputes and sexual assault disputes, as those terms are defined in the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021.
iv.“Unfair Competition Claims” means (1) claims to interpret, apply, or enforce the confidentiality, proprietary information, trade secret, intellectual property, nonsolicitation, noninterference, noncompetition, or other restrictive covenant provisions in any agreement between You and either the Company or any Affiliate, including but not limited to your Non- Disclosure and Assignment of Ideas Agreement; (2) common-law or statutory claims regarding (i) the possession, use, misappropriation, dissemination, actual or inevitable disclosure of, or reliance on information alleged to be confidential, proprietary, and/or trade secret, (ii) unfair competition, or (iii) tortious interference with contractual, business, or employment relationships; and (3) claims for declaratory, injunctive, or other equitable relief related to any of the claims listed in (1) or (2).
2.Agreement to Arbitrate Covered Claims. You and the Company agree to resolve any and all Covered Claims through final and binding arbitration, before a single neutral arbitrator, pursuant to the Federal Arbitration Act (“FAA”), administered by the American Arbitration Association (the “AAA”). To the extent not otherwise provided in this Agreement, the arbitration shall be pursuant to and in accordance the AAA Employment Arbitration Rules and Mediation Procedures as then in effect (“AAA Rules”). In the event of a conflict between this Agreement and the AAA Rules, this Agreement shall govern. The AAA Rules can be obtained online at www.adr.org or upon request to the Company. You and the Company voluntarily waive all rights to trial in court before a judge or a jury on all Covered Claims.
3.Claims Not Covered by This Agreement. You and the Company are not required to arbitrate the Excluded Claims (defined above). You understand that you still may file administrative charges or complaints with or provide information to the National Labor Relations Board, the Department of Labor, Equal Employment Opportunity Commission, Occupational Safety and Health Administration, Securities and Exchange Commission or other similar federal, state or local agencies or entities, but that upon receipt of a right to sue letter or similar administrative determination, You shall arbitrate any claim that You have against the Company. You understand and agree that to the maximum extent permitted by law, You are precluded from receiving any monetary or other relief obtained by any federal, state, or local agency on Your behalf, in any suit brought in any court against the Company. Notwithstanding the foregoing, nothing in this Agreement limits Your right to receive an award for information provided to the Securities and Exchange Commission, Department of Labor or any other government agency or government entity.
4.Class Action, Collective Action, And Representative Action Waiver. If there is more than one Claim between the Company and You, all such claims will be heard in a single proceeding. There shall be no right or authority for any Claims subject to arbitration under this Agreement to be arbitrated on a class, collective or representative action basis. Claims between the Company and other employees will each be heard in separate proceedings. You hereby waive any right to participate, in any manner, in a class, collective, mass or representative action (“Class Action Waiver”).

5.Issues to be Determined by a Court. All gateway arbitration issues, including the validity, enforceability, and scope of the obligation to arbitrate under this Agreement shall be decided by a court of competent jurisdiction and not an arbitrator, including but not limited to whether a claim or dispute is arbitrable. For example, any dispute as to the enforceability of the Class Action Waiver, whether the claims or disputes of one employee may be consolidated with the claims or disputes of others, or whether a claim is a Covered Claim or an Excluded Claim, shall be determined by court of competent jurisdiction and not by the arbitrator. In the event a court determines that the Class Action Waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim must be filed in a court of competent jurisdiction, and that court shall be the exclusive forum for that Claim. In the event of any conflict between this Section 5 and any other section or provision of this Agreement, this Section 5 shall govern.
6.Law Governing Agreement. This Agreement is covered by and made pursuant to the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq., and shall be construed, interpreted, governed, and enforced in accordance with the FAA. A court may not decline to enforce this Agreement on the ground that a party to the Agreement also is a party to a pending court action or special proceeding with a third party arising out of the same transaction or series of related transactions, or on the ground that the arbitration may produce a result that may conflict with the outcome of related litigation not subject to this Agreement.
7.Consent of the Parties. This Agreement shall be construed in accordance with the FAA and shall not be construed against the drafter. This Agreement reflects the mutual consent and agreement of You and the Company to the individualized arbitration of Covered Claims consistent with the FAA.
8.Arbitration Procedures. The arbitrator shall be selected by mutual agreement of both You and the Company or in accordance with AAA Rules. The Arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction. If You initiate any Claims, Your portion of the AAA filing fee shall not exceed $350.00. The Company will pay the remainder of the filing fee, the arbitrator’s fee and any AAA administrative expenses. Any demand for arbitration must include the following information: (a) identify the party requesting arbitration by name, address, and telephone number; (b) a description of the facts upon which the Claim is based, the persons involved, the date and location of any occurrences giving rise to the Claim, and the law(s) allegedly violated; and (c) a description of the remedy requested. The Parties shall be entitled to engage in reasonable discovery. The arbitration shall take place in the county in which You regularly perform(ed) Your work for the Company. The arbitrator will apply whatever statute of limitations would be applicable to the Claim if it were filed in court. Each party shall pay its own costs and attorneys’ fees, if any. However, in the event that arbitration is brought pursuant to any law or statute which provides for awarding attorneys’ fees and costs, the arbitrator shall have the authority to award costs and/or attorneys’ fees pursuant to the applicable law or statute. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.
9.Arbitrator’s Decision. The arbitrator shall issue a written reasoned award, setting forth the essential findings and conclusions upon which the arbitrator based the award. The award shall be final and binding upon the parties. Any award may be entered as judgment in any court of competent jurisdiction.
10.Retained Rights. Nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with Your right to: (1) testify truthfully in any forum; (2) provide information to, file a charge or complaint with, testify, or otherwise participate in any action, investigation or proceeding of, any federal, state, or local government agency, commission or entity (including, but not limited to, the Equal Employment Opportunity Commission; (3) disclose any information or produce any documents as is required by law, regulation or legal process; (4) report any conduct you believe to be criminal or unlawful to any appropriate federal, State, or local official; or (5) request or receive confidential legal advice.
11.Third-Party Enforcement. Any customer or Affiliate of the Company is a third-party beneficiary under this Agreement for purposes of being able to enforce this Agreement with regard to any claims between You and such customer or Affiliate of the Company, and such customer or Affiliate may enforce this Agreement to the maximum extent permissible by law or equity, pursuant to any one or combination of legal or equitable theories including, but not limited to, agency, equitable estoppel, and/or third party beneficiary, as applicable.

12.Severability. If any provision of this Agreement, or any portion thereof, is adjudged or declared by an arbitrator or a court of competent jurisdiction to be illegal, void, or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, which shall continue in full force and effect without said provision(s) or portion of said provision(s), insofar as they are consistent with existing applicable law, except to the extent otherwise provided in Section 5 regarding the Class Action Waiver. In other words, in the event a court determines that the Class Action Waiver is illegal, void, or otherwise unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim must be filed in a court of competent jurisdiction, and that court shall be the exclusive forum for that Claim.
13.Requirements for Modification or Revocation. This Agreement shall survive the termination of Your employment with the Company. It can only be revoked or modified by a writing signed by both You and the Company’s Chief People Officer or Chief Legal Officer that specifically states the intent to revoke or modify this Agreement.
14.At Will Employment. Nothing in this Agreement shall modify or change Your status as an at-will employee. Your employment shall be for no specific term and can be terminated by either You or the Company at any time, with or without cause or advance notice.
15.Sole and Entire Agreement. This is the complete and entire agreement of the Parties on the subject of arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. The Parties agree that the Agreement supersedes any and all prior agreements, if any, on the subject of arbitration of disputes. No Party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.
16.Consideration. You and the Company are each agreeing to arbitrate Covered Claims, and this mutual agreement to arbitrate constitutes good and sufficient consideration to support the mutual promises made by You and the Company. You further agree and acknowledge that you may not be covered by or potentially eligible for benefits under the Company’s Amended and Restated Executive Severance and Change in Control Policy, unless you enter into this Agreement. Additionally, the Company’s agreement to pay any portion of Your AAA filing fee in excess of $350.00, the arbitrator’s fee and any AAA administrative expenses associated with the arbitration, provides additional consideration which, by itself, is sufficient to support Your binding agreement to submit Covered Claims to arbitration.
17.Format of Signatures. This Agreement may be signed in counterparts and a PDF, facsimile, or electronic copy of an original ink signature shall have the same force and effect as the original. This Agreement may also be signed via DocuSign, which the Parties agree shall have the same force and effect as an ink signature. The Company may execute this Agreement with a stamped or printed signature, which stamped or printed signature shall be legally binding upon the Company.

YOU ACKNOWLEDGE THAT YOU HAVE HAD A SUFFICIENT OPPORTUNITY TO FULLY READ AND UNDERSTAND THIS AGREEMENT AND VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.
YOU ALSO ACKNOWLEDGE HAVING A SUFFICIENT OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH PERSONAL LEGAL COUNSEL OR ANY ADVISOR OF YOUR CHOOSING, AND USING THAT OPPORTUNITY TO THE EXTENT DESIRED.
Employee Signature: _______________________________________ Date: ______________________
Employee Name: _______________________________________________________

InterDigital, Inc.
By: _____________________________________________
Name: ___________________________________________
Title: ____________________________________________
Date: ____________________________________________